                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

-------------------------------------------------------------------------------

Name:  Kemper Horizon Fund

Address of Principal Business Office: (No. & Street, City, State, Zip Code)

       120 South LaSalle Street
       Chicago, Illinois  60603

Telephone Number (including area code):  (312) 781-1121

Name and address of agent for service of process:

       Philip J. Collora
       Secretary
       120 South LaSalle Street
       Chicago, Illinois  60603

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES    /X/     NO    / /

--------------------------------------------------------------------------------

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 16th day of October, 1995.

                            Signature:  KEMPER HORIZON FUND

                            By:  /s/ Stephen B. Timbers
                               ------------------------------------
                                  Stephen B. Timbers, President



Attest:   /s/ Philip J. Collora
       -------------------------------------
              Philip J. Collora, Secretary